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                                                                      EXHIBIT 16


               [SINGER LEWAK GREENBAUM & GOLDSTEIN LLP LETTERHEAD]




November 20, 2000



Securities and Exchange Commission
Washington, D.C. 20549

Re:  Certron Corporation
     File No. 95-2461404

We were previously the independent accountants for Certron Corporation, and on Decemer 15, 1999, we reported on the consolidated financial statements of Certron Corporation and subsidiary as of and for the two years ended October 31, 1999. On September 18, 2000, we were dismissed as independent accountants of Certron Corpration.

We have read Certron Corporation statements included under Item 4 of its Form 8-K/A dated November 20, 2000, and we agree with such statements.

Very truly yours,



/S/SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP